Exhibit 10.13
QUOTA PLEDGE AGREEMENT

This Quota Pledge Agreement (the “Agreement”) is made as of May 13, 2008 and among:

(a)
LAKELAND INDUSTRIES, INC., a Delaware corporation, with its registered office at 701-07 Koehler Avenue, Ronkonkoma, New York  11779, herein represented by its duly authorized signatories (the “Borrower”);

(b)
CHRISTOPHER J. RYAN, American citizen, married, chief executive officer, with office at Koehler Avenue, 701, zip code 11779, at Ronkonkoma, New York State (“Chris” and together with Borrower, the “Grantors”);

(c)
WACHOVIA BANK, National Association, duly organized and existing in accordance with the laws of New York, with its registered office at 12 East 49th Street, 43rd Floor, New York, New York  10017, (the “Bank”), represented in accordance with its corporate documents;

(d)
QUALYTEXTIL S/A, a corporation (sociedade por ações), duly organized and existing in accordance with the laws of Brazil, with its head office in the City of Salvador, State of Bahia, at Rua Luxemburgo, s/n.º, Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under no. 04.011.170/0001-22, herein represented in accordance with its Charter Documents (together with its successors and permitted assigns, “Qualytextil”); and

(e)
LAKELAND DO BRASIL EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited company (sociedade empresária limitada) duly organized and existing in accordance with the laws of Brazil,  with its head office in the City of São Paulo, State of São Paulo, at Av. Bernardino de Campos, 98, sala 09, 14º andar, CEP 04004-040, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under no. 09.484.003/0001-12, herein duly represented in accordance with its Articles of Association (together with its successors and permitted assigns, “Lakeland do Brasil”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement, dated July 7, 2005, as amended by the Third Modification Agreement and Reaffirmation of Guarantee dated of even date hereof entered into by and between the Borrower and the Bank (as amended, supplemented, restated or otherwise modified and in effect from time to time the “Credit Agreement”), the Bank has agreed to loan to Borrower a $ 30,000,000 revolving line of credit to be used for the purchase by Borrower of the totality of shares of Qualytextil;

WHEREAS, after the execution of a Share Purchase Agreement by and among Lakeland do Brasil, Borrower, Qualytextil and its shareholders, Lakeland do Brasil shall be the legal owner of 1,507,701 shares, being 1,492,624 shares of common stock and 15,077 shares of Class A preferred stock, without par value, representing, in the aggregate, 100% of the Capital Stock of the Qualytextil;

WHEREAS, it is a condition precedent of the Credit Agreement that Borrower causes to be created in favor of the Bank, a security interest over the totality of the quotas of Lakeland do Brasil to secure Borrower’s obligations arising from the Credit Agreement;

WHEREAS Grantors have agreed to pledge the totality of their quotas in all of its forms in favor of the Bank;

WHEREAS, it is a condition precedent to the obligations of the Bank to grant the Loan under the Credit Agreement that this Agreement shall have been executed and delivered and shall be in full force and effect.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:

1.            Defined Terms.

(a)           Capitalized terms used and not otherwise defined in this Agreement are used herein with the same meanings ascribed to such terms in the Credit Agreement. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

“Obligations" means all debts, liabilities and obligations of any kind (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower now existing or hereafter arising under or in connection with the Credit Agreement, and the principal of and premium, if any, and interest (including interest accruing during the pendency of bankruptcy or insolvency proceeding) on the loans made to the Borrower thereunder.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Quotas” shall have the meaning ascribed to such term in Section 2(ii).

“Secured Obligations” shall have the meaning ascribed to such term in Section 2.

"Secured Parties" means the Bank and, in each case, its respective successors, transferees and assigns.

“Quotas” shall have the meaning ascribed to such term in Section 2(i).

2.            Pledge; Grant of Security Interest.  In order to secure the full and prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Obligations, which, for the purposes of Article 1,424 of the Brazilian Civil Code, are described in Schedule A hereto (and which Borrower hereby acknowledges and recognizes for all legal purposes), and all of the obligations of Borrower owing to the Bank (collectively, the “Secured Obligations”), Grantors hereby pledge to the Secured Parties, pursuant to the provisions of Articles 1,451 et seq. of the Brazilian Civil Code (Federal Law no. 10,406/02) and Article 39 of Federal Law no. 6,404/76 (the Brazilian Corporations Act, as amended), the following, whether now existing or hereafter acquired:

(i)            the quotas held by the Grantors, as indicated in Schedule B hereto (as amended from time to time), representing on the date hereof the percentage of 100% of the Capital Stock of Lakeland do Brasil (the “Quotas”);

(ii)           all additional quotas in the Capital Stock of Lakeland do Brasil which may from time to time be subscribed, purchased or acquired by the Grantors in any manner (including, but not limited to, any additional quotas acquired by consolidation, merger, exchange of stock, stock split, or corporate reorganization or otherwise), whether or not in addition to, in substitution of, as a conversion of or in exchange for any quotas of Lakeland do Brasil held by the Grantors, together with all options, warrants or rights of any nature whatsoever that may be issued or granted by Lakeland do Brasil to Grantors in respect of their interest in Lakeland do Brasil while this Agreement is in effect (“Additional Quotas” and, together with the Quotas , the “Pledged Quotas”); and

(iii)           all profits, income, cash, rights, distributions, interests on capital and all other amounts received, receivable or otherwise distributed to it upon any collection, exchange, sale or other disposition of any of the Pledged Quotas, and any property into which any of the Pledged Quotas is converted (including any deposits, securities or negotiable instruments).

3.            Registration of the Pledge of the Pledged Quotas.

(a)           Grantors shall, (i) establish a first priority security interest over the Pledged Quotas by registering this Agreement, within 20 (twenty) days of the execution date hereof (or of any Amendment, as the case may be), and any amendment to this Agreement within 20 (twenty) days of the execution date thereof, with the relevant Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos) in Brazil, pursuant to Article 130 of Federal Law no. 6,015/73 (Public Registry Act, as amended), and (ii) promptly furnish to the Bank evidence of such registration in form and substance reasonably satisfactory to the Bank. All expenses incurred in connection with such registrations shall be borne by the Borrower.

(b)           If any Pledged Quotas are held in custody by a third party, immediately after the execution of this Agreement, or any issuance, receipt or acquisition of any Additional Quotas, Grantors shall furnish to the Bank a statement of the custody account with the custodian of the Pledged Quotas evidencing the first priority pledge created hereunder in form and substance reasonably satisfactory to the Bank.

(c)           Grantors shall immediately (but in any event not later than 7 (seven) business days) after the execution of this Agreement or, whenever applicable, after any issuance, receipt or acquisition of any Additional Quotas, file an amendment to the articles of association of Lakeland do Brasil with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo) in order to evidence the creation of the Lien contemplated hereunder, which articles of association, as amended, must include the following language:

"The totality of quotas of the capital stock of the quotaholders is pledged to the Secured Parties under the Loan Agreement dated as of July 7, 2005, as amended by the Third Modification Agreement and Reaffirmation of Guarantee dated as of May [•], 2008, entered into by and between the Lakeland Industries, Inc. and Wachovia Bank, National Association (the "Credit Agreement"), as provided in the quota pledge agreement, entered into on May [•], 2008, by and among the quotaholders, the Wachovia Bank, National Association, the Company and Qualytextil S.A. (the "Quota Pledge Agreement") in order to secure all of the obligations of the Lakeland Industries, Inc. under the Credit Agreement and the obligations under the Quota Pledge Agreement. The pledge created under the Quota Pledge Agreement shall be extended to any new quotas issued or distributed by the Company to the quotaholders, as well as shares issued thereby in case of modification of the corporate form of the Company, being thus fully agreed and understood that the total amount of pledged quotas pursuant to the Quota Pledge Agreement shall always correspond to 100% of the interest of the quotaholders held in the capital stock of the Company."

(d)           Grantors shall deliver to Bank evidence of the filing of the amendment to the articles of association of Lakeland do Brasil and, as soon as the registration of the amendment of the articles of association of the Lakeland do Brasil is obtained, evidence of such registration.

(e)           Grantors hereby undertake to maintain the notation of the lien created hereby or in connection with any Pledged Quotas in full force and effect in the articles of association of Lakeland do Brasil until the Secured Obligations are paid in full.

4.            Representations and Warranties. Grantors represent and warrant to each Secured Party as of the date hereof, as of the date of any Amendment and as of the date of any Disbursement or any other date that the following representations and warranties are required to be made or are deemed to be made pursuant to this Agreement, to the Credit Agreement or any other financing document, that:

(a)           Lakeland do Brasil is a corporation duly organized and validly existing and in good standing under the laws of Brazil, and it has all requisite corporate power, authority and legal right under the laws of such jurisdiction to enter into and perform their obligations under this Agreement;

(b)           No consent, approval, authorization or other order of any Person is required for (i) the legality, validity, perfection or enforcement of the security interest created hereby; (ii) the execution and delivery of this Agreement by the Borrower, by the Grantors, or (iii) for the exercise by the Secured Parties of the remedies in respect of the Pledged Quotas pursuant to this Agreement, except (x) consents, approvals, authorizations or other orders that shall be obtained as set forth herein and (y) as may be required in connection with the disposition of the Pledged Quotas by laws affecting the offering and sale of securities generally;

(c)           the security interest created hereby will, upon completion of the filings and registrations required by Section 3 hereof, constitute a legal, valid, perfected and enforceable first priority security interest in the Pledged Quotas, securing the payment of the Obligations, enforceable in accordance with the terms hereof against Grantors and all creditors of Grantors, in each case; provided, however, that any security interest to be created hereby on any Pledged Quota which has not been issued to, or received or acquired by, Grantors on or before the date hereof shall be deemed to have been created, perfected and to be in full force only (i) after such Pledged Quotas is issued to, or received or acquired by, Grantors, and (ii) on the date when the lien of the Secured Parties thereon, has been registered as provided in Section 3 hereof, or as may be in the future required by applicable law;

(e)           (i) Schedule B hereto completely and accurately sets forth the number of Quotas of Lakeland do Brasil owned by the Grantors. Grantors are the legal and record owners of, and has title to, its quotas of the capital stock of Lakeland do Brasil (as such quotas set forth on Schedule B hereto), free of any and all Liens except for the Lien created hereunder. The Pledged Quotas have been duly authorized and validly issued in compliance with applicable securities laws and are fully paid and nonassessable. There are no outstanding warrants, options, subscriptions, reserved quotas or other contractual arrangements for the purchase of the Pledged Quotas, and there are no outstanding arrangements, preemptive rights, redemption rights or any other rights or claims of any character relating to the issuance, purchase, repurchase, redemption, transfer, voting or preemptive rights with respect to the Pledged Quotas that restrict the transfer of, require the issuance of, or otherwise relate to the Capital Stock of the Borrower, in either case that would affect the pledge hereunder; and

(f)           Grantors have all the requisite power and authority to execute, deliver and perform this Agreement and to pledge the Pledged Quotas.

5.            Covenants. Grantors (as the case may be) covenant and agree that:

(a)           Grantors shall not (i) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to any of the Pledged Quotas, or any interest therein, except for the security interest created hereby, or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Quotas;

(b)           Grantors shall, upon request of the Bank, and as provided in the Credit Agreement, enter into Amendments to this Agreement in form and substance reasonably satisfactory to the Bank in order to include any other Person as a Secured Party hereunder, and shall register such Amendment in accordance with Section 3 hereof;

(c)           Grantors shall pay, before any fine, penalty, interest or cost attaches thereto, all taxes, assessments and other charges or levies now or hereafter assessed or levied against the Pledged Quotas pledged by the Grantors hereunder, and shall pay, or cause to be paid, all claims which, if unpaid, would reasonably be expected to become a Lien thereon, except for taxes, assessments and other charges, levies or claims that are subject to a good faith contest;

(d)           Grantors  shall, upon receipt of a notification of the Bank stating that an Event of Default has occurred and is continuing, comply (notwithstanding any notice or other communication to the contrary from any other Person) with all reasonable written instructions received by it from the Bank in connection with this Agreement;

(e)           Grantors shall, promptly upon request, provide the Bank all information and evidence it may reasonably request concerning the Pledged Quotas to enable the Secured Parties (directly or through any of their respective successors or assigns) to enforce the provisions of this Agreement;

(f)           Grantors shall not enter into any agreement that could reasonably be expected to restrict or inhibit the Secured Parties’ rights or ability to sell or otherwise dispose of the Pledged Quotas or any part thereof after the occurrence of an Event of Default.

6.            Further Assurance. Grantors shall execute such further documents and instruments as may be required from time to time to enable the Secured Parties to protect the rights created hereby in connection with the Pledged Quotas or any part thereof or the exercise by the Bank of any of the rights, powers, authorities and discretions vested in it by this Agreement. In addition, Grantors will defend the right, title and interest of the Secured Parties in and to the Pledged Quotas against the claims and demands of all Persons whomsoever.

7.            Voting Rights after an Event of Default. After the occurrence and during the continuation of an Event of Default, Borrower shall not exercise any voting, consent and other rights in respect of the Pledged Quotas unless in accordance with the written instructions of the Bank. Nothing contained in this Agreement shall be interpreted to require Borrower to transfer voting, consent or subscription rights to the Secured Parties.

8.            Remedies.

(a)           Without prejudice to the foregoing provisions, upon (i) the occurrence and during the continuation of an Event of Default and (ii) delivery of a notification to the Grantors and the Borrower (notwithstanding any notice or other communication to the contrary from any other Person), the Bank (directly or through the Bank, or any of their respective agents, successors or assigns) is hereby irrevocably authorized and entitled to dispose of, collect, receive, appropriate and/or realize upon the Pledged Quotas (or any part thereof) and may forthwith sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Pledged Quotas or any part thereof at market price, and upon market terms and conditions, subject to Brazilian applicable law, irrespective of any prior or subsequent notice to Lakeland do Brasil or the Grantors, in accordance with the provisions set forth in Articles 1,433 Item IV of the Brazilian Civil Code. Any notice by the Bank that an Event of Default has occurred and is continuing or has ceased or has been waived shall be conclusive as against Lakeland do Brasil, Grantors and all other third parties (notwithstanding any notice or other communication to the contrary from any other Person).

(b)           In accordance with Articles 684 and 1,433 Item IV of the Brazilian Civil Code and as a means to comply with the obligations set forth herein, Grantors hereby irrevocably appoint the Bank as their attorney-in-fact, and for such purpose Grantors have executed and delivered to the Bank on the date hereof a power-of-attorney in form and substance satisfactory to the Bank. Grantors agree to deliver an equivalent power-of-attorney to any successor Bank and otherwise as necessary to ensure that the Bank has powers to carry out the acts and rights specified herein.

10.           Application of Proceeds. Any monies received by any of the Secured Parties through the exercise of remedies pursuant to Section 8(a) hereof shall be applied in accordance with the terms of the Credit Agreement. After payment in full of the Secured Obligations, any such monies so received in excess of the Obligations shall be returned promptly to Borrower.

11.           Amendments, etc. with Respect to the Secured Obligations. Grantors shall remain obligated hereunder, and the Pledged Quotas shall remain subject to the first priority security interests granted hereby, at all times until termination of this Agreement pursuant to Section 15, without limitation and without any reservation of rights against Lakeland do Brasil and the Grantors, and without notice to or further assent by the Lakeland do Brasil or the Grantors, notwithstanding:

(a)           any change in the time, manner, place, amount or currency of payment of the Obligations under any Financing Document;

(b)           any action (or failure to take any action) by the Secured Parties under or in respect of the Credit Agreement in the exercise of any remedy, power or privilege contained therein or at law, equity or otherwise, or waiver of any remedy, power, privilege or extension of the time for performance of any obligation under the Credit Agreement; and

(c)           the sale, exchange, waiver, surrender or release of any guaranty, right to setoff or other collateral security at any time held by the Bank in its name or for the benefit of the Bank for the payment of the Obligations.

12.           Dividends and Events of Default. For the purposes of Article 1,457 of the Brazilian Civil Code, so long as no Event of Default has occurred and is continuing all dividends payable in respect of the Pledged Quotas shall be paid to the Grantors.

13.           Certain Waivers by Grantors. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Secured Obligations or any property subject thereto except as required by applicable law with respect to any Pledged Quotas.

14.           Pursuit of Rights and Remedies against Lakeland do Brasil and the Grantors. When pursuing its rights and remedies hereunder against Lakeland do Brasil and the Grantors, Secured Parties (directly or through the Bank, or any of their respective agents, successors or assigns) may, but shall be under no obligation (except as required by applicable law) to, pursue such rights and remedies as it may have against any third party or against any collateral security for or guaranty of the Secured Obligations or any right of offset with respect thereto, and any failure by the Secured Parties (directly or through the Bank, or any of their respective agents, successors or assigns) to pursue such other rights or remedies or to collect any payments from such third party or to realize upon any such collateral security or guaranty or to exercise any such right to setoff, or any release of such third party or of any such collateral security or guaranty or right of offset, shall not relieve Lakeland do Brasil or the Grantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable law, of the Bank.

15.           Termination and Release. Upon payment in full of the Secured Obligations, this Agreement shall be terminated and the first priority security interests created hereby shall be released, at the Grantors expense.  No release of this Agreement, or of the Lien created and evidenced hereby, shall be valid unless executed by the Bank.  Upon Grantors request and at the Grantors expense, the Bank shall promptly execute and deliver to Grantors all documents reasonably necessary to evidence such termination and release in accordance with this Section 15.

16.           Cumulative Remedies. The rights, powers and remedies of the Secured Parties under this Agreement are cumulative and shall be in addition to all rights, powers and remedies available to the Secured Parties pursuant to the Credit Agreement and at law, in equity or by statute and may be exercised successively or concurrently without impairing the rights of the Secured Parties hereunder.

17.           Waivers and Amendments. This Agreement and its provisions shall only be modified, amended, supplemented or waived with the express written consent of Grantors and the Bank.

18.           Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties shall in good faith negotiate and execute an Amendment to this Agreement to replace any such severed provision with a new provision that (a) reflects their original intent and (b) is valid and binding. The first priority security interest created thereby shall, to the extent permitted by applicable law, constitute a continuing first priority Lien on and perfected first priority security interest in the Pledged Quotas, in each case enforceable against Grantors in accordance with its terms.

19.           Authority of the Bank. Lakeland do Brasil and the Grantors acknowledge that any action taken by or not taken by the Bank hereunder shall be conclusively presumed to have been taken or not taken by the Bank as attorney-in-fact and representative of the Bank with full and valid authority to so act or refrain from acting in accordance with the Credit Agreement, and Lakeland do Brasil and Grantors shall be under no obligation and shall have no right to make any inquiry respecting such authority.

20.           No Impairment of Other Security Interests. The security provided for in this Agreement shall be in addition to and shall be independent of every other security that the Secured Parties (collectively or individually) may at any time hold for any of the Obligations.

21.           Complete Agreement; Successors and Assigns. This Agreement is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Agreement and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.

23.           No Duty on Bank’s Part. The powers conferred on the Bank hereunder are solely to protect the Secured Parties’ interests in the Pledged Quotas and shall not impose any duty upon the Bank to exercise any such powers. None of the Bank, its officers, directors, employees or agents shall be responsible to Lakeland do Brasil or to Grantors for any act or failure to act hereunder, except to the extent caused by their willful misconduct or gross negligence.

24.           Notices. All notices and other communications provided for hereunder shall be provided in accordance with the Credit Agreement.

25.           Specific Performance. For the purposes hereof, the Bank, as representative of the Bank, may seek the specific performance of the Secured Obligations, as provided in the Brazilian Civil Procedure Code.

26.           Language. This Agreement is being executed in English and a sworn translation of this Agreement shall be provided by Lakeland do Brasil for purposes of registry, pursuant to Section 3 hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in the presence of the undersigned witnesses.

LAKELAND DO BRASIL EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

By: /s/ Jose Tavares Lucena
Name: Jose Tavares Lucena
Title: Administrator

CHRISTOPHER J. RYAN
By: /s/ Gary A. Pokrassa
Name: Gary A. Pokrassa
Title:  Attorney in Fact

LAKELAND INDUSTRIES, INC.

By: /s/ Gary A. Pokrassa
Name: Gary A. Pokrassa
Title:  CFO

WACHOVIA BANK

By: /s/ Roger Grossman	By: ______________________________
Name: Roger Grossman	Name:
Title: Vice President	Title:

QUALYTEXTIL S/A

By: /s/ Miguel G. Bastos	By: /s/ Elder Marcos Vieira da Conceicao
Name: Miguel G. Bastos	Name: Elder Marcos Vieira da Conceicao
Title: CFO	Title: CEO

WITNESSES:

______________________________	______________________________
Name:	Name:
ID:	ID:

SCHEDULE A

CONDITIONS AND CHARACTERISTICS OF THE SECURED OBLIGATIONS

1)	TOTAL PRINCIPAL AMOUNT OF THE SECURED OBLIGATIONS

 A sum not to exceed US$ 30,000,000.00 (thirty million United States dollars)

2)	INTEREST RATE OVER THE AMOUNT EFFECTIVELY DISBURSED:

 Based on either LIBOR or LIBOR Market Index Rate, plus the Applicable Margin (equal to the percentage set forth in the table based on Borrower’s Funded Debt to EBITDA Ratio), more particularly described in the Second Amended and Restated Promissory Note attached hereto as Schedule A.1

3)	MATURITY DATE OF INTEREST:

 Monthly payments of interest only commencing June 2, 2008, final payment of all accrued interest on July 7, 2010

4)	REPAYMENT OF THE PRINCIPAL AMOUNT:

 Final payment of principal on July 7, 2010

5)	PENALTY IN AN EVENT OF DEFAULT:

 Interest rate plus 3%.

SCHEDULE A.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

SCHEDULE B

DESCRIPTION OF PLEDGED QUOTAS

Name	Number of Quotas	% of Total Capital Stock (subject to rounding adjustments)
Lakeland do Brasil Empreendimentos e Participações Ltda.	99	99%
Christopher J. Ryan	1	1%